Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Third Quarter 2011 Financial Results

Highlights

•	Revenue of $15.2 million – 5% growth

•	International sales of $3.5 million – up 19%

•	U.S. sales of the AtriClip system of $1.4 million

•	FDA Circulatory System Devices Panel recommends approval of AtriCure’s Synergy Ablation System for the treatment of AF

WEST CHESTER, Ohio – November 1, 2011 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems and systems for the exclusion of the left atrial appendage, today announced financial results for the third quarter of 2011. Revenue was $15.2 million, reflecting 5.2 percent growth over the third quarter of 2010. Revenue from product sales in the United States was $11.8 million, reflecting growth of 1.8 percent, and international revenue was $3.5 million, reflecting 18.7 percent growth on a GAAP basis and 14.3 percent growth on a constant currency basis.

“We continue to be highly encouraged by our international market growth, which is attributable to our ongoing momentum in both Europe and Asia,” said David J. Drachman, President and Chief Executive Officer. “Importantly, we believe the recent recommendation for approval of our Synergy Ablation System by the Circulatory System Devices Panel of the U.S. Food and Drug Administration (FDA) positions AtriCure to have the first surgical ablation device in the U.S. with an AF approval and the only device with an approval for the treatment of patients with persistent and long-standing persistent AF. We plan to work interactively with the FDA to expedite an approval, which will allow us to thoroughly train surgeons, optimizing patient care and outcomes. An AF approval will mark a new era for patients, physicians and AtriCure.”

Third Quarter Financial Results

Revenue for the third quarter of 2011 was $15.2 million, an increase of $0.7 million or 5.2 percent, compared to third quarter 2010 revenue. Domestic revenue increased 1.8 percent to $11.8 million, including $1.4 million in sales of the AtriClip system. International revenue was $3.5 million for the third quarter of 2011 compared to $2.9 million for the third quarter of 2010. International revenue growth was driven primarily by an increase in our direct markets in Europe and an increase in sales in Asia.

Gross profit for the third quarter of 2011 was $11.1 million compared to $11.2 million for the third quarter of 2010. Gross margin for the third quarter of 2011 was 72.8 percent compared to gross margin of 77.2 percent for the third quarter of 2010. The decrease in gross margin was primarily due to an increased mix of revenue from international sales, an increased mix of sales of new products, an increase in capital equipment sales and an increase in manufacturing costs and inefficiencies, primarily associated with new products and the anticipation of transitioning to the manufacturing of PMA approved products.

Operating expenses for the third quarter of 2011 increased 2.2 percent, or $0.3 million, to $12.3 million from $12.0 million for the third quarter of 2010. The increase in operating expenses was primarily driven by an increase in clinical related activities and expenses and an increase in selling, general and administrative expenses, primarily due to an increase in selling personnel.

Loss from operations for the third quarter of 2011 was $1.2 million as compared to $0.8 million for the third quarter of 2010. Adjusted EBITDA, a non-GAAP measure, was a loss of $0.1 million for the third quarter of 2011. Net loss per share was $0.07 for the third quarter of 2011 and 2010.

Cash, cash equivalents and investments were $15.2 million at September 30, 2011 and cash used in operations during the first nine months of 2011 was $0.9 million, an improvement of $0.7 million or 45.2 percent, compared to the first nine months of 2010.

FDA Circulatory System Devices Panel Recommends Approval of Synergy Ablation System

On October 26, 2011 AtriCure’s Synergy Ablation System received a vote of approval from the Circulatory System Devices Panel of the FDA. The panel recommended that the FDA approve the system for the treatment of AF during open-heart concomitant surgical procedures for the treatment of persistent and long-standing persistent AF. This marks the first time FDA’s expert panel has voted to recommend a surgical ablation system to treat AF and the first time any ablation device has been recommended for approval for the treatment of persistent and long-standing persistent AF. The approval recommendation by the panel includes a post-approval study and a physician training program. The FDA is not required to follow the panel’s recommendations.

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Tuesday, November 1, 2011 to discuss its third quarter 2011 financial results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PCKAEJVBU

You may also access this call through an operator by calling (888) 680-0894 for domestic callers and (617) 213-4860 for international callers at least 15 minutes prior to the call start time using reservation code 60505273.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through December 1, 2011. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 39253145.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of atrial fibrillation, or AF, during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. AtriCure is conducting clinical trials in support of an AF indication. However, to date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$15,222,068	$14,473,113	$47,638,712	$42,617,225
Cost of revenue	4,136,651	3,299,152	12,383,013	9,535,461

Gross profit	11,085,417	11,173,961	35,255,699	33,081,764

Operating expenses:
Research and development expenses	3,069,174	2,937,043	8,892,397	8,017,414
Selling, general and administrative expenses	9,206,794	9,067,807	29,399,217	28,018,385

Total operating expenses	12,275,968	12,004,850	38,291,614	36,035,799

Loss from operations	(1,190,551)	(830,889)	(3,035,915)	(2,954,035)

Other income (expense)	46,583	(196,977)	(314,046)	(849,369)

Loss before income tax (expense) benefit	(1,143,968)	(1,027,866)	(3,349,961)	(3,803,404)

Income tax (expense) benefit	(12,368)	(1,444)	(26,074)	237

Net loss	$(1,156,336)	$(1,029,310)	$(3,376,035)	$(3,803,167)

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.22)	$(0.25)

Weighted average shares used in computing net loss per common share:
Basic and diluted	15,810,978	15,148,815	15,608,417	15,057,672

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2011	December 31, 2010
Assets

Current assets:
Cash, cash equivalents and short-term investments	$15,218,849	$12,570,737
Accounts receivable	8,852,834	9,480,064
Inventories	6,543,080	5,680,033
Other current assets	1,125,424	2,917,571

Total current assets	31,740,187	30,648,405

Property and equipment, net	2,110,916	2,723,227
Intangible assets	47,916	89,375
Other assets	221,506	254,707

Total assets	$34,120,525	$33,715,714

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$8,436,772	$10,841,921
Current maturities of debt and capital lease obligations	1,534,754	2,193,356

Total current liabilities	9,971,526	13,035,277

Long-term debt and capital lease obligations	5,286,027	661,624
Other liabilities	2,770,838	3,282,883

Total liabilities	18,028,391	16,979,784

Stockholders’ equity:
Common stock	16,267	15,664
Additional paid-in capital	117,300,326	114,402,234
Other comprehensive income	(86,831)	79,625
Accumulated deficit	(101,137,628)	(97,761,593)

Total stockholders’ equity	16,092,134	16,735,930

Total liabilities and stockholders’ equity	$34,120,525	$33,715,714

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,376,035)	$(3,803,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,249,391	2,144,105
Depreciation and amortization	1,492,449	1,775,699
Write-off of deferred financing costs and discount on long-term debt	153,101	—
Amortization of deferred financing costs and discount on long-term debt	93,646	225,386
Loss (gain) on disposal of equipment	50,699	(1,563)
Change in allowance for doubtful accounts	23,584	(20,509)
Changes in assets and liabilities
Accounts receivable	505,565	(1,559,264)
Inventories	(880,321)	(1,786,129)
Other current assets	(202,183)	762,289
Accounts payable and accrued liabilities	(884,928)	701,047
Other non-current assets and liabilities	(84,418)	(4,991)

Net cash used in operating activities	(859,450)	(1,567,097)

Cash flows from investing activities:
Purchases of available-for-sale securities	(12,602,233)	(7,263,213)
Maturities of available-for-sale securities	9,156,241	6,148,491
Purchases of equipment	(851,984)	(1,534,687)
Net proceeds from the sale of equipment	89,476	—

Net cash used in investing activities	(4,208,500)	(2,649,409)

Cash flows from financing activities:
Proceeds from borrowings of debt	7,500,000	—
Payments on debt and capital leases	(3,661,434)	(1,670,091)
Proceeds from stock option exercises	1,056,492	204,354
Payment of debt fees	(80,930)	(85,059)
Proceeds from issuance of common stock under employee stock purchase plan	345,852	225,084
Shares repurchased for payment of taxes on stock awards	(735,505)	—

Net cash provided by (used in) financing activities	4,424,475	(1,325,712)

Effect of exchange rate changes on cash and cash equivalents	(155,721)	162,884

Net decrease in cash and cash equivalents	(799,196)	(5,379,334)
Cash and cash equivalents—beginning of period	4,230,709	8,905,425

Cash and cash equivalents—end of period	$3,431,513	$3,526,091

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss, as reported	$(1,156,336)	$(1,029,310)	$(3,376,035)	$(3,803,167)
Income tax expense (benefit)	12,368	1,444	26,074	(237)
Other (income) expense (a)	(46,583)	196,977	314,046	849,369
Depreciation and amortization expense	414,306	539,046	1,492,449	1,775,699
Share-based compensation expense	711,334	705,124	2,249,391	2,144,105

Non-GAAP adjusted (loss) earnings (adjusted EBITDA)	$(64,911)	$413,281	$705,925	$965,769

(a)	Other includes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net interest expense	$(165,448)	$(194,756)	$(637,604)	$(659,702)
Grant income	84,851	52,530	109,064	52,530
Gain (loss) due to exchange rate fluctuation	17,522	(10,627)	153,810	(170,579)
Non-employee stock option income (expense)	109,658	(44,124)	60,684	(71,618)

Other income (expense)	$46,583	$(196,977)	$(314,046)	$(849,369)